Exhibit 8.1

April 28, 2023

SilverSun Technologies, Inc.

120 Eagle Rock Avenue

East Hanover, NJ 07936

Re:	Tax Opinion Regarding the Distribution of SilverSun Technologies Holdings, Inc.

Ladies and Gentlemen:

We have served as counsel to SilverSun Technologies, Inc., a Delaware corporation (“SilverSun”), in connection with the Mergers and the Distribution (the “Distribution”) of the stock of SilverSun Technologies Holdings, Inc., a Delaware corporation (“SilverSun Holdings”), as described in a registration statement filed by SilverSun Holdings with the Securities and Exchange Commission (“SEC”) on Form 10 (File No. 000-56504) under the Securities Act of 1933 (the “Registration Statement”). All capitalized terms used but not defined in this opinion shall have the meanings set forth in the Tax Matters Agreement by and between SilverSun and SilverSun Holdings. References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinion we have examined and relied on, with your consent: (i) the Registration Statement; (ii) the Separation Agreement; (iii) the Tax Matters Agreement; (iv) the Representation Letter, dated as of [•], addressed to us from SilverSun and SilverSun Holdings; (v) copies of the Ancillary Agreements; and (vi) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that any Ancillary Agreements that have not yet been executed will be executed substantially in the form of the relevant drafts as in existence as of the date hereof.

In rendering our opinion we have assumed, with your consent, that: (i) all signatures are genuine, all natural persons are of legal capacity, all documents submitted to us are authentic originals, or if submitted as duplicates or certified or conformed copies that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required in the form presented to us; (iii) all representations and statements set forth in such documents are true, correct and complete as of the date hereof; (iv) any representation or statement qualified by belief, knowledge, materiality or any similar qualification is true, correct and complete without such qualification; (v) all events described in such documents that are expected, planned or intended to occur or not occur will in fact occur or not occur, as applicable, and all obligations imposed on any party by any such document have been or will be performed or satisfied in accordance with their terms; and (vi) the Distribution will be reported by SilverSun and SilverSun Holdings on their respective U.S. Federal income tax returns in a manner consistent with our opinion set forth below.

Our opinion is based on statutory, regulatory, and judicial authority existing as of the date hereof, any of which may be changed at any time with retroactive effect. A change in applicable law may affect our opinion. In addition, our opinion is based solely on the documents that we have examined, and the facts and assumptions set forth above. Any variation or difference in such documents or inaccuracies of such assumptions may affect our opinion. Our opinion cannot be relied upon if any of our assumptions are inaccurate in any material respect. We assume no responsibility to inform you of any subsequent changes in the matters stated or represented in the documents described above or assumed herein or in statutory, regulatory, and judicial authority and interpretations thereof. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. We express our opinion only as to those matters specifically addressed in this letter, and no opinion has been expressed or should be inferred as to the tax consequences of the Distribution under any state, local or foreign laws or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we express no opinion as to any law other than the federal income tax law of the United States of America.

Based upon, and subject to, the foregoing statements and the assumptions and limitations set forth herein and in the Registration Statement, and assuming that the Distribution is consummated as described in the Registration Statement, we are of the opinion that (i) the Distribution should qualify as a distribution described in Section 355(a) of the Internal Revenue Code (the “Code”), and (ii) the Distribution should not be treated as a distribution of qualified property for purposes of Section 355(c)(2) or Section 361(c)(2) of the Code under Section 355(e) of the Code because one or more persons will acquire, directly or indirectly, a 50% or greater interest in the stock of SilverSun as part of a plan or series of related transactions that includes the Distribution.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC.

Sincerely,

/s/ Lucosky Brookman LLP

Lucosky Brookman LLP